Exhibit 99.1

Starbucks Announces Chief Financial Officer Succession

•	Patrick Grismer, executive vice president and cfo, will retire in May 2021

•	Rachel Ruggeri, senior vice president of Finance, Americas, promoted to executive vice president and cfo, effective February 1, 2021

SEATTLE, WA – January 7, 2021 — Starbucks Corporation (NASDAQ: SBUX) today announced that after a more than 35-year career in finance, Patrick Grismer has decided to retire from his position as executive vice president and chief financial officer (cfo) of the Company effective February 1, 2021. Rachel Ruggeri, senior vice president of Finance, Americas and a 16-year Starbucks partner, will succeed Grismer as executive vice president and cfo, effective February 1, 2021. Ruggeri will report to Kevin Johnson, Starbucks president and chief executive officer. Grismer will remain with the company as an advisor to Johnson through May 2, 2021, to ensure a smooth transition.

“I want to thank Pat for his leadership and his many contributions to Starbucks through this period of unprecedented change and transformative growth. He has played an important role helping the company deliver on our Growth at Scale agenda while building a strong finance team with deep expertise, and I remain as confident as ever in the future of Starbucks,” said Johnson. “On behalf of the Board of Directors and all Starbucks partners, I want to wish Pat all the best as he enters the next chapter of his life.”

“It has been an honor to be a Starbucks partner, and I am proud of the significant progress we have made to drive our growth strategy and unlock considerable shareholder value over the past two years,” said Grismer. “I believe Starbucks is operating from a position of strength, with a long runway of profitable growth ahead. Rachel has long been a key member of our senior finance team, and I am confident that her experience and strong leadership capabilities will help to ensure that Starbucks continues to drive improved operating performance and disciplined execution of our Growth at Scale agenda.”

“It gives me great confidence to know that Rachel, a long-time Starbucks colleague and a seasoned financial executive, is stepping into this role,” said Johnson. “Not only does she have a comprehensive understanding of the food, beverage and retail industry and deep knowledge of our business, she is also passionate about the Starbucks brand and is highly respected by her colleagues across the organization. I look forward to working closely with Rachel in her new role to further fuel Starbucks success and drive value for all of our stakeholders by continuing to deliver consistent and predictable sales growth and margin expansion while investing in key strategic initiatives to ensure we even further differentiate Starbucks position over time.”

Ruggeri has 28 years of experience in accounting, financial planning and analysis, and business process improvement. Working closely with Grismer as senior vice president of Finance, Americas, Ruggeri is highly respected by partners across the global enterprise, leading all aspects of business planning and financial performance management, with a specific focus on creating synergy and leveraging best practices across the broader organization. She first joined Starbucks in 2001 as a member of the accounting team, where, in her first year, she helped to launch the first Starbucks Card, now the foundation of Starbucks industry-leading digital engagement platform and a significant growth driver for the company.

During her tenure at Starbucks, Ruggeri has held a variety of finance positions of increasing responsibility, including vice president of Corporate Financial Planning and Analysis, vice president of Finance in support of the U.S. Business, and senior vice president of Finance for Global Retail. In addition to her time at Starbucks, Ruggeri has held several financial leadership roles supporting social service organizations, and also within the food and beverage industry, including serving as Continental Mills’ chief financial officer.

Ruggeri holds a Bachelor of Arts degree from the University of Puget Sound and a Master of Business Administration degree from Washington State University.

Guidance for Fiscal 2021

Starbucks is reaffirming its guidance for Q1 and the full year fiscal 2021 that was previously provided on October 29, 2020 and December 16, 2020. “Our overall business momentum remains positive, providing confidence that Starbucks will deliver financial results in line with our previous guidance,” said Grismer. “Through rapid innovation and organizational agility, we have built a new level of resilience and accelerated the transformation of our business to drive our recovery and establish a strong foundation for continued profitable growth.”

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with nearly 33,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at http://news.starbucks.com or www.starbucks.com.

Forward-Looking Statements

Certain statements contained herein and in this press release are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “believe,” “continue,” “could,” “expect,” “may,” “predict,” “remain,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to: the estimated financial impact related to the outbreak of coronavirus disease (COVID-19) including the outlook, guidance and projections for fiscal 2021 guidance; our ability to continue steady business improvement and recovery; and our ability to emerge from this global crisis and drive long-term growth. These forward-looking statements do not represent historical data, are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” sections of Starbucks Annual Report on Form 10-K for the fiscal year ended September 27, 2020. The company assumes no obligation to update any of these forward-looking statements.

Starbucks Contact, Investor Relations:

Durga Doraisamy

206-318-7118

investorrelations@starbucks.com

Starbucks Contact, Media:

Reggie Borges

206-318-7100

press@starbucks.com

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